Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Raymond C. Kubacki, Chairman, President and CEO

Phone: (978) 206-8220

Robyn C. Davis Joins Psychemedics Board of Directors

Acton, Massachusetts, March 17, 2021 – Psychemedics Corporation (NASDAQ: PMD) announced that Robyn C. Davis was unanimously elected to serve on the Board of Directors of Psychemedics Corporation effective immediately. Ms. Davis will be filling the vacancy created by the untimely passing this past December of Clint Allen, a long-time and dedicated Psychemedics board member.

Ray Kubacki, Chairman and CEO stated “We are excited to have Robyn join our board. She brings a wealth of experience and a balanced perspective in a number of areas particularly in life sciences and strategy that will prove most helpful to Psychemedics growth as we move forward.”

Ms. Davis currently serves as a corporate Director for Brooks Automation (BRKS), a $900 million revenue global leader in robotics serving the semiconductor and life sciences markets. She has served on the Audit, Compensation and Finance committees. Additionally, Robyn serves as a Director for Akston Bioscience, an early-stage specialty pharmaceutical company that develops novel biologic therapeutics for diabetes and vaccines.

Ms, Davis is also a Managing Director of Angel Healthcare Investors where she has managed early-stage investments in medical devices, life sciences, information technology and professional services over the past 20 years.

Throughout her career, Ms. Davis has advised governments, boards, CEO’s, and senior executives on value-creation, growth strategy, cost reduction, and leadership development. She has worked as an independent advisor as well as a Consultant at Bain & Co. and a Director at Barents, LLC.

Ms. Davis holds an Executive Masters Professional Director Certification from the American College of Corporate Directors and was also recognized by Women, Inc. magazine as a “Most Influential Corporate Director” in 2019. She is a graduate of Tufts University and Harvard Business School.

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods. The Psychemedics web site is www.psychemedics.com.